Exhibit (i) (2)

February 27, 2015

Financial Investors Trust
1290 Broadway, Suite 1100
Denver, Colorado  80203

Re:	Financial Investors Trust, a Delaware statutory trust (“Trust”)
1933 Act File No. 33-72424 – Post-Effective Amendment No. 139 and
1940 Act File. No. 811-8194 – Amendment No. 140,
filed with the Securities and Exchange Commission on February 27, 2015
each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to the Trust, and are providing this opinion in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the funds listed on Exhibit A attached hereto (each, a “Fund”), each a series of the Trust, described in the above-referenced filing (the “Post-Effective Amendment”).

In such connection, we have examined the Post-Effective Amendment, the Certificate of Trust, the Declaration of Trust, the Bylaws of the Trust, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and have considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Post-Effective Amendment, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

Financial Investors Trust
February 27, 2015

We hereby consent to all references to this firm in the Post-Effective Amendment and to the filing of this opinion as an exhibit to the Post-Effective Amendment. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Post-Effective Amendment, we have not certified any part of the Post-Effective Amendment and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP

Exhibit A

List of Funds

ALPS/Alerian MLP Infrastructure Index Fund
ALPS/CoreCommodity Management CompleteCommodities Strategy Fund
ALPS/Kotak India Growth Fund
ALPS Real Asset Income Fund
ALPS/Red Rocks Listed Private Equity Fund
ALPS/Sterling ETF Tactical Rotation Fund
ALPS/Westport Resources Hedged High Income Fund
ALPS/WMC Research Value Fund (formerly, the ALPS/WMC Disciplined Value Fund)
Clough China Fund
RiverFront Conservative Income Builder Fund
RiverFront Dynamic Equity Income Fund
RiverFront Global Allocation Fund
RiverFront Global Growth Fund
RiverFront Moderate Growth & Income Fund